EXHIBIT 99.1

                                 PRESS RELEASE
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FOR IMMEDIATE RELEASE



              30 DC, INC. ANNOUNCES NEW TICKER SYMBOL AND CORPORATE
                                   NAME CHANGE


NEW YORK, Dec. 9, 2010 /PRNewswire-FirstCall/ -- 30DC Inc., (Pink Sheets:TDCH.pk
- News), formerly Infinity Capital Group Inc., today announced it officially changed its name to 30DC Inc., and that it had been granted a new ticker symbol. Effective December 9, 2010, the stock will commence trading under its new ticker symbol TDCH.PK. The name change better reflects the Company's business a developer, manager and acquirer of web-based sales and marketing platforms.
NEW YORK, NY, DECEMBER 9, 2010 - 30 DC, Inc.,  (TDCH.PK,  formerly OTCQB: ICGP),

Ed Dale, Chairman and CEO of 30DC, Inc. said, "Our identity has always been inextricably tied to the 30DC name. It's the name we've used to grow the company and the name by which we are known to our Challenge and Immediate Edge participants, Twitter followers and industry observers. To be able to officially market ourselves under that name is simply awesome. The 30DC business platform as a public company gives every investor an opportunity to own a stake in our dynamic future growth. The management team is truly excited about this important event."

ABOUT 30 DC, INC.

30DC Inc. was created in 2005 by Edward Dale to build, acquire and manage international web-based sales and marketing companies. 30DC's core business units are the Challenge WWW.CHALLENGE.CO and the Immediate Edge. The Challenge with more than 91,000 active online participants, offers a free online e-commerce training program year round along with an online education subscription service and periodic premium live seminars that are targeted to experienced Internet business operators. Immediate Edge is an online education program subscription service offering high-end internet marketing instruction and strategies for experienced online commerce practitioners.

For additional information, investors should visit http://www.30dcinc.com
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FORWARD LOOKING STATEMENTS

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes", "looking ahead", "anticipates", "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings and pursuit of new markets are forward looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance

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that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

CONTACT:

In the U.S:

Ted Greenberg, CFO
917-670-6678
Email: ted.greenberg@30dcinc.com

John McNamara
Cameron Associates
212-554-5485
Email: john@cameronassoc.com

In Australia
Clinton Carey, COO
+61-488-777748
Email: clinton.carey@30dcinc.com